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                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549


                               ________________



                                   FORM 8-K



                                CURRENT REPORT



                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



                        Date of Report November 8, 1994



 I.R.S.
Commission
Employer
   File                                          State of
Identification
  Number              Registrant               Incorporation
 Number


001-11227     Washington Energy Company           Washington
91-1005304
001-11271     Washington Natural Gas Company      Washington
91-1005303



                 815 Mercer Street, Seattle, Washington 98111
             (Address of Registrant's principal executive offices) Registrant's telephone number, including area code: (206)
622-6767


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Item 5. Other Events

On October 26, 1994, Washington Energy Company made the following press release:

ONE-TIME CHARGES ADD TO FISCAL-YEAR LOSS

      SEATTLE -- Washington Energy Company (NYSE: WEG) posted a fiscal 1994 loss on common stock of $46.3 million, or $1.97 per share, including previously-announced major charges for efforts to refocus the business, Chairman, CEO and President William P. Vititoe announced today.

      Excluding the major charges, the company recorded a loss of $3.8 million, or 16 cents per share, for the fiscal year ended
Sept. 30.

      "The one-time charges significantly increased our loss, but they set in motion essential strategies to rebuild our long-term profitability," Vititoe said. "The major factors in the remain-der of our loss were poor financial performance by our utility, primarily as a result of lower rates and warmer weather, and reduced operating income from merchandise sales and oil and gas exploration and production."

      Earnings at the utility subsidiary, Washington Natural Gas, were down approximately $7 million as a result of rate changes during the year. "The $15.4 million rate decrease that went into effect last October was in place throughout the heating season," Vititoe said. "We received a rate increase of $19 million in June, but it came too late to have a significant impact on the year."

      Utility gas sales suffered because weather was 10 percent warmer than normal during the fiscal year, lowering earnings by approximately $5 million.

Charges recorded to launch key strategies

      Most of the company's fiscal-year loss resulted from charges taken to implement key management strategies.

      "Our fundamental strategy is to refocus on our utility, which remains our key asset," Vititoe said. "In fiscal '94, we added 21,500 utility customers, a growth rate of 5%, which is much higher than the national average.

      "To fully develop this asset, we reduced our diversified activities, merging our exploration and production subsidiary with Cabot Oil & Gas Corp. and divesting our Unisyn biowaste technology operation. We also restructured our utility work force and reduced it by 12 percent, to improve efficiency and decrease ongoing operating costs."

      In carrying out these strategies, the company recorded charges totalling $42.5 million, or $1.81 per share. Of that, $40.9 million was recorded in the third quarter. In the fourth quarter, the company recorded additional charges of $1.6 million, $600,000 of which relates to the final disposition of the Unisyn operation (reported under "discontinued operations").

Additional factors affecting fiscal-year results

      Other factors contributing to the company's 1994 financial loss included:
- -     $8.1 million in higher depreciation, interest and general
      taxes.
- -     a decline of $8 million in operating income from merchandise sales, which resulted from the re-establishment of those activities in a separate subsidiary.
- -     an overall decline of $6.7 million (before interest and
      income taxes) from oil and gas exploration and production. (These activities contributed $150,000 in fiscal '94, prior to their May 1 merger with Cabot Oil & Gas, and $850,000 following the merger -- all of which is reported as "other income.")
- -     a $1.3 million increase in preferred dividends following the issuance of additional shares of Washington Natural Gas preferred stock, and a one-time premium of $673,000 paid on the early redemption of higher-dividend gas utility pre-ferred stock.


Quarterly results

      Continuing operations showed a loss of $11.9 million, or 50 cents per share, for the quarter ended Sept. 30, 1994, compared with a loss of $7.4 million, or 32 cents per share, during the corresponding quarter one year ago, Vititoe said.

      Lower gas sales resulted in a $3.9 million reduction in utility margin (pre-tax), primarily because of weather that was 74 percent warmer than in the same quarter one year ago, and 68 percent warmer than normal.

      In addition, quarterly results were affected by the same factors impacting fiscal-year earnings, as discussed above.

      As a provider of heating fuel, the company normally posts an operating loss in its fourth, or summer, quarter.


Dividend unchanged

      Vititoe re-emphasized his commitment not to recommend to the Board of Directors any change in the current annual dividend at this time. "The strategies we are implementing should support the dividend over the long term," Vititoe said.


WASHINGTON ENERGY COMPANY
SUMMARY INCOME STATEMENT AND OTHER FINANCIAL DATA
(Dollars in thousands, except per share amounts)

   3 Months Ended             12 Months Ended

    September 30(1)(3)          September 30 (3)

- -----------------------     ------------------------

 1994         1993           1994          1993
Washington Energy Company
- ----------   ----------     -----------   ----------


Operating Revenues

  Utility sales of gas                                          $
47,821    $  52,301      $  387,002    $ 360,141
  Merchandise and other
 6,966       20,398          45,023       78,897
  Oil and natural gas production
   ---(2)     9,767             ---(2)    31,354
    Total operating revenues                                    $
54,787    $  82,466      $  432,025    $ 470,392


Operating income (loss)                                         $
(2,217)   $     922      $   25,730    $  55,482


Preferred dividend requirement - Washington Natural Gas         $
(1,118)   $    (652)     $   (3,970)   $  (2,612


Income (loss) from continuing operations                        $
(11,890)   $  (7,415)     $  (44,847)   $  22,035


Discontinued operations, net of income taxes                    $
  (596)   $ (10,381)     $     (799)   $ (12,388


Net income (loss)                                               $
(12,486)   $ (17,796)     $  (45,646)   $   9,647


Preferred dividends
   ---           25               9          101
Premium - preferred redemption
   ---          ---             673          ---


Earnings (loss) on common stock                                 $
(12,486)   $ (17,821)     $  (46,328)   $   9,546


Earnings (loss) per common share
  (.53)        (.77)          (1.97)         .42
Dividends per common share
   .25          .35            1.00         1.40


Average common shares outstanding in thousands
23,637       23,229          23,486       22,996
Book value per share
                              10.83        13.85


Capitalization and Short-Term Debt

  Common
                         $  256,799    $ 322,931
  Preferred
                             90,000       17,300
  Long-term debt
                            290,200      353,400
  Current Portion LT Debt
                             60,140        5,528
  Commercial paper and notes payable
                            125,182      145,498
    Total capitalization and short-term debt
                         $  822,321    $ 844,657


Net plant
                         $  765,642    $ 851,493


Operating Income (Loss) by Business Segment

 Before Income Taxes

  Natural gas distribution                                      $
(8,153)   $  (3,788)     $   19,064    $  52,505
  Retail merchandise and services
    73        1,977            (106)       7,945
  Oil and natural gas
   ---(2)     1,923             ---(2)     7,700
  Other
   188       (2,686)           (891)      (2,936
    Total                                                       $
(7,892)   $  (2,574)     $   18,067    $  65,214


(1) Results for the quarter are not indicative of what can be expected for a full year of operations because operating revenues and earnings are greatly affected by variations in weather conditions.

(2) Due to the merger of the exploration and production subsidiary with Cabot Oil & Gas Corp. in May, 1994, year-to-date revenues and expenses have been reclassified to other income consistent with the presentation of earnings from ownership of Cabot stock.
(3) Prior quarters have been restated to conform to current presentation.







WASHINGTON ENERGY COMPANY

SUMMARY INCOME STATEMENT AND OTHER FINANCIAL DATA (Continued)

(Dollars in thousands)


     3 Months Ended             12 Months Ended

       September 30 (1)            September 30

- -----------------------     -----------------------

 1994         1993           1994         1993
Washington Natural Gas Company
- ----------   ----------     ----------   ----------


Operating Revenues

  Firm                                                          $
36,975    $  42,333      $ 329,671    $ 309,585
  Interruptible
10,847        9,968         57,332       50,556
  Rentals and other
 2,340        1,938          9,405        7,712
    Total operating revenues                                    $
50,162    $  54,239      $ 396,408    $ 367,853


Gross utility margin - gas revenues less gas purchases          $
22,943    $  26,811      $ 163,501    $ 178,984


Net income (loss)                                               $
(9,653)   $  (5,711)     $  (8,243)   $  21,771


Preferred dividends                                             $
 1,118    $     677      $   3,979    $   2,720


Utility gas sales (000's of therms)

  Firm
63,754       72,439        628,284      636,149
  Interruptible
49,388       52,913        251,319      265,232
    Total sales of gas
113,142      125,352        879,603      901,381


Customers served (average)

  Firm
448,670      427,798        443,578      422,086
  Interruptible
 1,023        1,043          1,045        1,056
    Total customers
449,693      428,841        444,623      423,142
    Annual increase in customers
                            21,481       16,921


Weather % colder (+) or warmer (-) than normal (in terms

  of degree days)
 -68.1%        16.3%          -9.6%        -1.5%


Degree days
    74          281          4,289        4,702










































(1) Results for the quarter are not indicative of what can be expected for a full year of operations because operating revenues and earnings are greatly affected by variations in weather conditions.







Signatures

Pursuant to the Requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              WASHINGTON ENERGY COMPANY


                              by /S/ James P. Torgerson
                              Senior Vice President - Finance,
                              Planning and Development and
                              Chief Financial Officer


                              WASHINGTON NATURAL GAS COMPANY


                              by /S/ James P. Torgerson
                              Senior Vice President - Finance,
                              Planning and Development and
                              Chief Financial Officer


November 8, 1994